Exhibit 10.18

EXECUTION COPY

EMPLOYMENT
AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 8th of July, 2015, with the employment to which it pertains beginning on 29th of June , 2015 (the “Effective Date” ), by and among Sandra Hatten (“Executive”), a citizen of the United States currently residing at 546 Donne Avenue, University City, MO 63130; FLAMEL TECHNOLOGIES SA, a French Societe Anonyme with a principal office located at 33, avenue du Dr. Georges Levy, Parc Club du Moulin a Vent, 69200 Venissieux, France (“Flamel”); and ECLAT PHARMACEUTICALS, LLC, a Delaware limited liability company and affiliate of the Company with a principal office located at 702 Spirit 40 Park Drive, Suite 108, Chesterfield, MO 63005 (“Eclat”) together with Flamel (the “Company”).

WITNESSETH

WHEREAS, Executive is a citizen of the United States and a resident of the State of Missouri; and

WHEREAS, the Company desires to employ Executive as its Senior Vice President, Quality and Regulatory Affairs; and

WHEREAS, Executive desires to accept such employment with the Company on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           EMPLOYMENT TERMS

1.1          Position.

(a)          Position at the Company. Executive shall act as Senior Vice President, Quality and Regulatory Affairs for the Company and shall carry out such work reasonably required by the Company in the course of its business consistent with this position. Executive shall work from the Company’s offices in the St. Louis, Missouri area (currently in Chesterfield, MO), but shall also travel to and work from the Company’s offices in Lyon, France and Dublin, Ireland, to the extent required and appropriate, with the costs associated with such travel borne by the Company. The Executive will devote substantially all of Executive’s business hours to the Company, and during such time will make the best use of Executive’s energy, knowledge, and training, to advancing the Company’s interests. The Executive will accept no other employment during his employment with the Company.

(b)          Reporting. In her capacity as Senior Vice President, Quality and Regulatory Affairs for the Company, Executive shall report directly to the Chief Executive Officer, currently Michael S. Anderson.

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(c)          Confidentiality.

(i)          (A) To the fullest extent under applicable law, Executive agrees at all times during the term of this Agreement and for a period of five (5) years after termination of this Agreement, and any applicable extensions thereof, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform his obligations to the Company under this Agreement, and not to disclose to any person, firm, corporation or other entity without written authorization of the Chief Executive Officer, General Counsel or Board of Directors of the Company, any confidential information of the Company that Executive obtains or creates. Any breach of this obligation will be considered a material breach of this Agreement.

(B)         For the avoidance of doubt, confidential information shall not include information that (1) is or has been made generally available to the public through the disclosure thereof in a manner that was authorized by the Company and did not violate any common law or contractual right of the applicable party; (2) is or becomes generally available to the public other than as a result of a disclosure by Executive in violation of the provisions hereof; or (3) was already in the possession of Executive without an obligation of confidentiality prior to becoming a party to this Agreement.

(d)          Non-Disparagement. Executive agrees not to disparage or otherwise refer to Company, its Executives, officers or directors in an unfavorable manner before, during and after the term of this Agreement, including verbal remarks in public or private and written remarks in paper or electronic format (e.g., e-mail, Twitter, Facebook, etc). Violation of this provision will result in termination of Employment and any benefits paid hereunder. Company, together with its executives, officers and directors, agrees not to disparage or otherwise refer to Executive in an unfavorable manner before, during and after the term of this Agreement, including verbal remarks in public or private and written remarks in paper or electronic format (e.g., e-mail, Twitter, Facebook, etc).

(e)          Non-Solicitation. For a period of one (1) year after the termination of this Agreement or Executive’s employment with the Company, Executive will not directly or indirectly solicit any Company employee to perform services for the Executive or for any other business or entity, whether as an Executive, consultant, partner or participant in any such business or entity. This Section 1.1(e) shall cease to be applicable to any activity of the Executive from and after such time as the Company has ceased all business activities or has made a decision to cease all business activities.

1.2          Status. For as long as she remains an Executive of the Company, Executive’s employment shall be governed by the laws of the United States and the State of Missouri to the fullest extent permitted by law. It is the intent of the parties that at all times during Executive’s employment with the Company, she will remain a citizen of the United States.

1.3          Duration. This term of this Agreement shall be one (1) year, beginning on the Effective Date, with the Agreement automatically renewing for successive one (1) year periods, unless Executive or the Company provides written notice to the other of his or its intention not to renew the Agreement at least thirty (30) days prior to the next upcoming expiration date. At the termination of this Agreement, Executive’s employment with the Company shall terminate simultaneously.

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2.           COMPENSATION; BENEFITS

2.1          Base Salary. The Company shall pay to Executive a gross annual base salary of Two Hundred Ninety-Two Thousand Dollars ($292,000) per year payable in accordance with the Company’s normal payroll practices as are in effect from time to time. The Company will review the base salary on or about the first of every year, and in the Company’s sole discretion, make any increases that the Company deems warranted. If the Executive’s base salary is increased, the new increased base salary will be the base salary for purposes of this Agreement.

2.2          Bonus. The Executive shall be eligible for an annual bonus of up to forty percent (40%) of Executive’s base salary. Payment of the annual bonus will be based upon Executive’s achievement of certain business and individual performance objectives as well as the Company’s performance against the Company’s objectives.

2.3          Stock Option.

(a)          Grant of Options. Upon approval of the Board of Directors, the Company shall grant to Executive the option (“Option”) to purchase One Hundred Thousand (100,000) shares of the Company’s common stock (“Option Shares “) in accordance with this Section 2.3 and the Company’s stock option plan (or other applicable plan), to the extent that such plan is not contrary to this Agreement.

(b)          Vesting. Executive shall vest in the Option Shares in accordance with the Company’s approved vesting schedule in accordance with the stock option plan (or other applicable plan).

(c)          Exercise of Option. The Option may be exercised as set forth in the Company’s stock option plan (or other applicable plan). All shares of the Company’s common stock issuable upon the exercise of the Option shall, when issued, be validly issued, fully paid and non-assessable.

2.4          Insurance and Benefits.

(a) Plan Participation. The Company shall facilitate Executive’s and his family’s participation in any group medical, health, vision, dental, hospitalization, and accident insurance, retirement, pension, disability, or similar welfare or pension plan or program of the Company now existing or hereafter established. Executive acknowledges that the current insurance plans are offered through Eclat and are subject to reasonable changes at the business discretion of the Company and/or Eclat. At Employee’s discretion, in lieu of her and her family’s participation in the Company’s Plan, Company shall be reimburse Employee for Employee’s and her family’s participation in a similar or like Company Plan, including but not limited to COBRA participation in Employee’s former insurance plan or program.

(b)          Vacation and Paid Time Off. Executive shall be eligible for paid vacation and time off in accordance with the policies of the Company applicable to other Executives at similar levels of authority (currently fifteen (15) days). Executive shall also be entitled to the Company’s usual and customary holidays, including two (2) floating holidays each year, to be taken at Executive’s discretion.

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(c)          Indemnification: General Liability.

(i)          To the fullest extent permitted by applicable law, the Company, its receiver, or its trustee shall indemnify, defend, and hold Executive harmless from and against any expense, loss, damage, or liability incurred or connected with any claim, suit, demand, loss, judgment, liability, cost, or expense (including reasonable attorneys’ fees) arising from or related to the services performed by her under the terms of this Agreement and amounts paid in settlement of any of the foregoing; provided that the same were not the result of Executive ‘s fraud, gross negligence, or reckless or intentional misconduct. The Company may advance to Executive the costs of defending any claim, suit, or action against her if she undertakes to repay the funds advanced, with interest, should it later be determined that s he is not entitled to indemnification under this Section 2.4(c).

(ii)         The Company shall provide coverage to Executive for his general liability, director and officer liability, and professional liability insurance at the same levels and on the same terms as provided to its other executive officers.

3.           TERMINATION AND SEVERANCE

3.1          Termination.

(a)          Nothing in this Agreement shall prevent the Company from terminating Executive’s employment with the Company at any time, with or without “Cause.” “Cause” means: (i) conviction of Executive or plea to a felony or crime involving moral turpitude; (ii) fraud, theft, or misappropriation by Executive of any asset or property of the Company, including, without limitation, any theft or embezzlement or any diversion of any corporate opportunity; (iii) breach of any of the material obligations contained in this Agreement; (iv) conduct by Executive materially contrary to the material policies of the Company; (v) material failure by Executive to meet the goals and objectives established by the Company; provided that Executive has failed to cure such failure within a reasonable period of time after written notice to her regarding such failure; or (vi) conduct by Executive that results in a material detriment to the Company, its program, or goals or is inimical to the Company’s reputation and interests; provided that Executive has failed to cure such failure within a reasonable period of time after written notice to her regarding such conduct. Any reoccurrence of such acts constituting Good Cause within one (1) year of the original occurrence will require no such pre-termination right of the Executive to cure.

(b)          Executive may terminate Executive’s employment with the Company with or without “Good Reason”. “Good Reason” means: (i) the failure of the Company to timely pay to the Executive any compensation owed to her under this Agreement; (ii) the Company’s diminution in the Executive’s duties in any material respect or the Company’s assignment to the Executive of duties that are materially inconsistent with the duties stated in this Agreement; (iii) the relocation of the Company’s offices of the Executive’s employment more than sixty (60) miles outside the greater St. Louis metropolitan area; (iv) a material breach by the Company of this Agreement; (v) the failure of the Company to have this Agreement assumed in full by any successor in the case of any merger, consolidation, or sale of all or substantially all of the assets of the Company.

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(c)          In the event that Executive desires to resign from the Company, she shall promptly give the Company written notice of the date that such resignation will be effective, provided that the notice period shall be no less than thirty (30) days. In the event that Executive desires to resign from the Company for Good Reason, he shall provide the Company with written notice setting forth the acts constituting Good Reason within ninety (90) days of the initial occurrence of the Good Reason condition and providing that the Company may cure such acts within thirty (30) days of receipt of such notice. Any reoccurrence of such acts constituting Good Reason within one (1) year of the original occurrence will require no such pre-termination right of the Company to cure.

(d)          In the event that the Company desires to terminate Executive’s employment, with or without Cause, the Company shall promptly give Executive written notice of the date that such termination will be effective, provided that the notice period shall be no less than thirty (30) days.

3.2           Severance. If Executive terminates this Agreement or his employment with the Company for Good Reason or if Executive’s employment with the Company is terminated by the Company for any reason other than for Cause, including non-renewal of this Agreement by the Company, the Company shall pay to Executive a severance indemnity of: (i) severance pay equal to Executive’s then-current annual base salary, paid in continuous payments in accordance with the Company’s normal payroll practices for a period of twelve (12) months; and (ii) all accrued but unpaid vacation, expense reimbursement, wages and other benefits due to Executive under any Company provided plans, policies and arrangements; and (iii) if Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company will pay for Executive’s COBRA premiums for such coverage (at coverage levels in effect immediately prior to Executive’s termination) until the earlier of: (A) a period of twelve (12) months from the date of termination or (B) the date upon which Executive becomes covered under similar plans. Executive’s receipt of the Severance Indemnity is conditioned upon his and the Company’s execution of a reasonable settlement agreement governing the termination of the employment relationship between Executive and the Company. All payments set forth in this Section 3.2(i), (ii) and (iii) are defined as (the “Severance Indemnity”).

3.3           Change of Control. If Executive terminates this Agreement or his employment with the Company for Good Reason or if Executive’s employment with the Company is terminated by the Company for any reason other than for Cause, including non-renewal of this Agreement by the Company, and such termination occurs during a Change of Control Period, the Company shall pay to Executive a change of control indemnity of: (i) the Severance Indemnity as defined in Section 3.2; and (ii) a lump-sum payment equal to one hundred percent (100%) of the higher of: (A) the greater of (x) Executive’s target bonus as in effect for the fiscal year in which the Change of Control occurs or (y) Executive’s target bonus as in effect for the fiscal year in which Executive’s termination of employment occurs; or (B) Executive’s actual bonus for performance during the calendar year prior to the calendar year during which the termination of employment occurs. For avoidance of doubt, the amount paid to Executive pursuant to this Section 3.3 will not be prorated based on the actual amount of time Executive is employed by the Company during the fiscal year (or the relevant performance period if something different than a fiscal year) during which this termination occurs; and (iii) one hundred percent (100%) of Executive’s outstanding and unvested Option Shares will become vested in full. Notwithstanding any other provision in any applicable equity compensation plan and/or individual stock option plan or agreement, Executive’s outstanding and vested stock options as of the Executive’s termination of employment date will remain exercisable until the eighteen (18) month anniversary of the termination of employment date; provided, however, that the post-termination exercise period for any individual stock option right will not extend beyond its original maximum term of the original date of the grant. All payments set forth in this Section 3.3 (i), (ii) and (iii) defined as (the “Change of Control Indemnity”).

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3.4           Change of Control Definitions. For purposes of Section 3.3 above, the following definitions shall apply: (a) “Change of Control” means the occurrence of any of the following events: (i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change or Control; or (ii) A change in the effective control of the Company which occurs on the date that a majority of the members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or (iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

(b)          “Change of Control Period” means the period beginning six (6) months prior to, and ending eighteen (18) months following, a Change of Control.

4.           MISCELLANEOUS

4.1          Entire Agreement. This Agreement (including any exhibits hereto) supersedes any and all other understandings and agreements, either oral or in writing, among the parties with respect to the subject matter hereof and constitutes the sole agreement among the parties with respect to the subject matter hereof.

4.2          Severability. If any term or provision of this Agreement or any application of this Agreement shall be declared or held invalid, illegal, or unenforceable, in whole or in part, whether generally or in any particular jurisdiction, such provision shall be deemed amended to the extent, but only to the extent, necessary to cure such invalidity, illegality, or unenforceability, and the validity, legality, and enforceability of the remaining provisions, both generally and in every other jurisdiction, shall not in any way be affected or impaired thereby.

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4.3          Survival. Notwithstanding expiration or termination of this Agreement, Sections l.1(c), 1.1(d), 2.3, 2.4(c), Section 3 and Section 4 shall survive such expiration or termination.

4.4          Interpretation of Agreement.

(a)          Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof,” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section, subsection, or paragraph hereof; (ii) words importing the masculine gender shall include the feminine and neuter genders and vice versa; and (iii) words importing the singular shall include the plural, and vice versa.

(b)          All parties to this Agreement have participated fully in the negotiation of this Agreement. This Agreement has been prepared by all parties equally, and is to be interpreted according to its terms. No inference shall be drawn that the Agreement was prepared by or is the product of any particular party or parties.

4.5          Taxes. The parties hereto acknowledge that the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) are still being developed and interpreted by government agencies and that the parties hereto have made a good faith effort to comply with current guidance under Section 409A. Notwithstanding anything in this Agreement to the contrary, in the event that amendments to this Agreement are necessary in order to continue to comply with future guidance or interpretations under Section 409A, including amendments necessary to ensure that compensation will not be subject to tax under Section 409A (which may require deferral of severance or other compensation), the Company and the Executive agree to negotiate in good faith the applicable terms of such amendments and to implement such negotiated amendments, on a prospective and/or retroactive basis as needed. Further, to the extent any amount or benefit under this Agreement is subject to the requirements of Section 409A, then, with respect to such amount or benefit, this Agreement will be interpreted in a manner to comply with the requirements of Section 409A. Further, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or as a result of a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination”, “termination of employment”, “Termination Date”, or the like shall mean “separation from service”.

The Company makes no warranty regarding the tax treatment to the Executive of payments provided for under this Agreement, including the tax treatment of such payments that may be subject to Section 409A. The Executive will be responsible for paying all federal, state, and local income and employment taxes that may be due on such payment, provided that the Company will be responsible for any withholding obligations under applicable law.

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4.6          Governing Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all of the terms and provisions hereof shall be construed in accordance with and governed by the laws of the State of Missouri, without giving effect to the principles of choice or conflicts of laws thereof. Each of the parties hereto consents and agrees to the exclusive personal jurisdiction of any state or federal court sitting in the State of Missouri, and waives any objection based on venue or forum non conveniens with respect to any action instituted therein, and agrees that any dispute concerning the conduct of any party in connection with this Agreement shall be heard only in the courts described above.

4.7          Binding Arbitration.

(a)          All disputes arising under this Agreement or arising out of or relating to Executive’s employment relationship with the Company shall be submitted to final and binding arbitration. Arbitration of such matters shall proceed consistent with the National Rules for the Resolution of Employment Disputes as established by the American Arbitration Association. Venue for any arbitration shall be St. Louis, Missouri or any other location mutually agreed upon by Executive and the Company.

(b)          The arbitration shall be conducted using the Expedited Procedures of the AAA Rules, regardless of the amount in dispute.

(c)          The disputing parties shall agree on an arbitrator qualified to conduct American Arbitration Association (“AAA”) arbitration. If the disputing parties cannot agree on the choice of arbitrator, then each party shall choose one independent arbitrator. The two arbitrators so chosen shall jointly select a third arbitrator, who shall conduct the arbitration.

(d)          All disputes relating to this Agreement shall be governed by the laws of the State of Missouri, and the arbitrator shall apply such law without regard to the principles of choice or conflicts of laws thereof.

(e)          All aspects of the arbitration shall be treated as confidential.

(f)          The prevailing party, as determined by the arbitrator, shall recover his or its reasonable costs and attorneys’ fees associated with the arbitration. The non-prevailing party shall be liable for the arbitrator’s fees and costs.

(g)          The decision of the arbitrator shall be final, and the parties agree to entry of such decision as judgments in all courts of appropriate jurisdiction.

4.8          Amendments. This Agreement shall not be modified or amended except by a writing signed by all of the parties.

4.9          Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of each party hereto.

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4.10        No Assignment.

(a)          This Agreement and all of Executive’s rights and obligations hereunder are personal to Executive and may not be transferred or assigned by her at any time, except that any assets accruing to Executive in connection with this Agreement shall accrue to the benefit of Executive’s heirs, executors, administrators, successors, permitted assigns, trustees, and legal representatives.

(b)          The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with merger, consolidation or sale or transfer of all or substantially all of the Company’s assets to such entity.

4.11        Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions. No waiver of any provision of this Agreement or of any right or benefit arising hereunder shall be deemed to constitute or shall constitute a waiver of any other provision of this Agreement (whether or not similar), nor shall any such waiver constitute a continuing waiver, unless otherwise expressly so provided in writing.

4.12        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Agreement may be conveyed by facsimile or other electronic transmission and shall be binding upon the parties so transmitting their signatures. Counterparts with original signatures shall be provided to the other parties following the applicable facsimile or other electronic transmission; provided, that failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

THE COMPANY

FLAMEL TECHNOLOGIES SA

By:	/s/ Phil Thompson
Name:	Phil Thompson
Title:	Sr. Vice President, General Counsel

ECLAT PHARMACEUTICALS, LLC

By:	/s/ Michael S. Anderson
Name:	Michael S. Anderson
Title:	Chief Executive Officer

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EXECUTIVE

By:	/s/ Sandy Hatten
Name:	Sandy Hatten
Title:	SR VP Quality and Reaffairs

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